Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-233854

Dated May 8, 2020

Pricing Term Sheet

Ingredion Incorporated

2.900% Senior Notes due 2030

3.900% Senior Notes due 2050

Issuer:	Ingredion Incorporated

Aggregate Principal Amount:	2030 Notes: $600,000,000 2050 Notes: $400,000,000

Security Type:	Senior Notes

Maturity Date:	2030 Notes: June 1, 2030 2050 Notes: June 1, 2050

Coupon:	2030 Notes: 2.900% 2050 Notes: 3.900%

Price to Public:	2030 Notes: 99.808% 2050 Notes: 98.551%

Yield to Maturity:	2030 Notes: 2.922% 2050 Notes: 3.983%

Spread to Benchmark Treasury:	2030 Notes: +225 basis points 2050 Notes: +260 basis points

Benchmark Treasury:	2030 Notes: 1.500% due February 15, 2030 2050 Notes: 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	2030 Notes: 107-26 / 0.672% 2050 Notes: 123-31 / 1.383%

Net Proceeds to Issuer:	2030 Notes: $594,948,000, after deducting the underwriting discount and before deducting other estimated expenses
2050 Notes: $390,704,000, after deducting the underwriting discount and before deducting other estimated expenses

Interest Payment Dates:	2030 Notes: June 1 and December 1, commencing December 1, 2020 2050 Notes: June 1 and December 1, commencing December 1, 2020

Regular Record Dates:	2030 Notes: May 15 and November 15 2050 Notes: May 15 and November 15

Optional Redemption:	2030 Notes: Prior to March 1, 2030 (three months prior to their maturity date), at the Treasury Rate plus 35 basis points; par call on or after March 1, 2030
2050 Notes: Prior to December 1, 2049 (six months prior to their maturity date), at the Treasury Rate plus 40 basis points; par call on or after December 1, 2049

Change of Control:	If a Change of Control Repurchase Event occurs with respect to a series of notes, the Company will be required to offer to repurchase the notes of such series at a repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Trade Date:	May 8, 2020

Settlement Date (T+3):	May 13, 2020

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	2030 Notes: 457187 AC6 / US457187AC60 2050 Notes: 457187 AD4 / US457187AD44

Expected Ratings (Moody’s/S&P)*:	Baa1 (stable outlook) / BBB (stable outlook)

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC HSBC Securities (USA) Inc. Mizuho Securities USA LLC

Co-Managers:	BMO Capital Markets Corp.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
ING Financial Markets LLC
Rabo Securities USA, Inc.
Santander Investment Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Delivery of the notes is expected to be made against payment for the notes on May 13, 2020, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the securities initially will settle in T+3, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.